================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                             GENESIS WORLDWIDE INC.
             (Exact name of registrant as specified in its charter)


         OHIO                                          34-4307810
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                             GENESIS WORLDWIDE INC.
                              2600 KETTERING TOWER
                               DAYTON, OHIO 45423
                        (Address, including zip code, of
                    registrant's principal executive offices)

                             GENESIS WORLDWIDE INC.
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                              JOSEPH M. RIGOT, ESQ.
                            THOMPSON HINE & FLORY LLP
                           2000 COURTHOUSE PLAZA, N.E.
                               DAYTON, OHIO 45402
                                 (937) 443-6586
                      (Name, address and telephone number,
                   including area code, of agent for service)


                   -------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
                   ===============================================================================
                                                                    Proposed
                                                                    Maximum          Amount of
                   Title of  Securities             Amount to be    Aggregate        Registration
                   to be Registered                 Registered      Offering Price   Fee
                   Deferred Compensation              $2,000,000      $2,000,000         $528
                   Obligations (1)
                   -------------------------------- --------------- ---------------- -------------


(1) The Deferred Compensation Obligations being registered are unsecured obligations of Genesis Worldwide Inc. to pay deferred compensation in the future in accordance with the terms of the Genesis Worldwide Inc. Non-Qualified Deferred Compensation Plan.


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The Annual Report on Form 10-K of Genesis Worldwide Inc. (the "Company") for the fiscal year ended December 31, 1999, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

       Under the Company's Non-Qualified Deferred Compensation Plan, as Amended and Restated (the "Plan"), the Company will provide eligible employees the opportunity to defer receipt of a specified percentage of their base salary and up to 85% of any bonuses payable for services rendered for the Company. In order to defer any salary or bonus under the Plan, a participant must have elected to make the maximum possible elective contributions under the Company's Savings Plan. The Company may, in its sole discretion, make contributions for any particular employee or group of employees participating in the Plan. The obligations of the Company under the Plan to make payments to Plan participants in the future in accordance with the Plan will be unsecured general obligations and indebtedness of the Company outstanding from time to time. An aggregate principal amount of $2,000,000 of such obligations of the Company are being registered hereunder all are referred to herein as the "Deferred Compensation Obligations." The description of the Deferred Compensation Obligations set forth in this Item 4 is qualified in its entirety by reference to the Plan, which is an exhibit to this Registration Statement.

       The amount of compensation and other amounts to be deferred by each Plan participant during any calendar year and the length of time of the deferral will be determined in accordance with the terms of the Plan. The Plan is administered by the Company, which has delegated to the Benefits Committee of the Company the authority to administer the Plan, except for certain major matters.

       Each participant's account established for a calendar year will be credited with compensation and other amounts that the participant elects to defer for that year, Company contributions, if any, and any gains (or losses) incurred therein as a result of choices made by Plan participants among investment mediums. All payments to participants in respect of their Deferred Compensation Obligations will be subject to withholding for applicable taxes. An irrevocable trust has been established in connection with the Plan and, at the Company's discretion, contributions by a participant or the Company may be held in the trust.

       A participant's right to the Deferred Compensation Obligations cannot be transferred, pledged or assigned (except upon the death or incompetency of the participant). The Deferred Compensation Obligations are not subject to the debts or other third party claims of any person entitled to receive benefits under the Plan.

       The Company may terminate or amend the Plan at any time provided such termination or amendment does not reduce the amount of any benefit of a participant when the Plan is terminated.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Thompson Hine & Flory LLP has provided a legal opinion to the Company with respect to the interests in the Plan and obligations of the Company registered hereunder. Members of that Firm own beneficially approximately 7,000 common shares of the Company and Joseph M. Rigot, a partner of the Firm, is a director of the Company.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article V of the Code of Regulations of the Company sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company as permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third Party Actions") or (b) by and in the right of the Company ("Company Actions").

       In Third Party Actions, the Company will indemnify each director and officer against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

       In Company Actions, the Company will indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines such person is entitled to indemnification and (ii) any liability asserted in connection with unlawful loans, dividends, distribution, distribution of assets and repurchase of Company shares under Section 1701.95 of the Ohio Revised Code.

       Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the corporation. Article V of the Company's Code of Regulations does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

       The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

Item 8.  EXHIBITS.

       See Index to Exhibits following signature pages.

Item 9.  UNDERTAKINGS.

       (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities and Exchange Commission or furnished to the Commission pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on this 14th day of April, 2000.


                                GENESIS WORLDWIDE INC.



                                By   /s/ Richard E. Clemens
                                     --------------------------------------
                                     Richard E. Clemens
                                     President and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

------------------------------------------------------------------------------

Name                                Title                                               Date
----                                -----                                               ----
--------------------------------------------------------------------------------------------------------------------

/s/ Richard E. Clemens              Director, President and                             April 14, 2000
-------------------------           Chief Executive Officer
Richard E. Clemens                  (principal executive officer)



/s/ Karl A. Frydryk                 Vice President and Chief                            April 14, 2000
-------------------------           Financial Officer (principal
Karl A. Fydryk                      financial officer)



/s/ Leo E. Dugdale                  Controller   (principal                             April 14, 2000
-------------------------           accounting officer)
Leo E. Dugdale

                                       -------------------------------------

*John A. Bertrand                   Director                                            April 14, 2000

*Gerald L. Connelly                 Director                                            April 14, 2000

*William A. Enouen                  Director                                            April 14, 2000

*Augustine A. Fornataro             Director                                            April 14, 2000

*Waldemar M. Goulet                 Director                                            April 14, 2000

*David E. Lundeen                   Director                                            April 14, 2000

*Joseph M. Rigot                    Director                                            April 14, 2000

*J. William Uhrig                   Director                                            April 14, 2000

                * The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.



                                                 /s/ Richard E. Clemens
                                                 ----------------------
                                                 Richard E. Clemens
                                                 Attorney-in-Fact

                                INDEX TO EXHIBITS



     (4)     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
             INDENTURES:



             4.1 Amended Articles of Incorporation of Genesis Worldwide Inc., as Amended

             4.2 Code of Regulations of Genesis Worldwide Inc., incorporated by reference from the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 31, 1999 (1999 Long-Term Incentive Stock Plan)

             4.3       Genesis Worldwide Inc. Nonqualified Deferred Compensation
                       Plan

      (5)    OPINION RE LEGALITY

             5.1       Opinion of Thompson Hine & Flory LLP

     (23)    CONSENTS OF EXPERTS AND COUNSEL:

             23.1      Consent of PricewaterhouseCoopers LLP

             23.2 Consent of Thompson Hine & Flory LLP [contained in their opinion filed as Exhibit 5.1]

     (24)    POWERS OF ATTORNEY

             24.1 Powers of Attorney of each person whose signature in this registration statement was signed by another pursuant to a power of attorney.

                      -------------------------------------